Exhibit 99.1

Metavesco Announces Ten-for-One Forward Stock Split

CUMMING, GA / ACCESSWIRE / September 12, 2023 / Metavesco, Inc. (OTC PINK:MVCO) (the “Company”), a publicly-traded Web3 enterprise, today announced that it will implement a ten-for-one forward stock split of its common stock. Stockholders of record at the close of business on September 11, 2023 will have their shares reclassified such that each share of common stock will become ten shares of common stock, effective after the close of trading on September 18, 2023. The Company’s common stock will begin trading on a split-adjusted basis on September 19, 2023.

“I anticipate this action will help promote new investor interest and continue to enhance our stock’s liquidity in the market. I view this stock split as further evidence of our commitment to enhancing shareholder value and rewarding long-term shareholders,” said Ryan Schadel, President and CEO.

The stock split, along with an increase in the authorized number of shares of the Company’s common stock from 100 million shares to 300 million shares, was approved by the Company’s board of directors and by the Company’s majority shareholder.

About Metavesco

Metavesco is a web3 enterprise and digital asset innovator. The Company generates revenue as a crypto liquidity provider via decentralized exchanges such as Uniswap, and the Company farms tokens via Proof of Stake protocols. The Company has bitcoin mining operations at hosted facilities in TX and KY. The company also invests in promising NFT projects and virtual land including OthersideMeta. Through its wholly owned subsidiary, the Company operates Boring Brew, a specialty coffee company utilizing owned and licensed NFT IP as unique packaging.

Safe Harbor Statement

This press release contains statements that constitute forward-looking statements. These statements appear in a number of places in this press release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; and (iii) growth strategy and operating strategy. The words “may”, “would”, “will”, “expect”, “estimate”, “can”, “believe”, “potential”, and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is included in the Company’s filings on sec.gov.

CONTACT:

info@metavesco.com

(678) 341-5898

SOURCE: Metavesco, Inc.